UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _)
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VIRTUAL PIGGY, INC.

(Name of Registrant as Specified In Its Charter)

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Virtual Piggy, INC.
1221 Hermosa Avenue, Suite 210
Hermosa Beach, CA 90254

ADDITIONAL INFORMATION REGARDING PROPOSAL NO. 2
TO BE CONSIDERED
AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, NOVEMBER 18, 2013
The following information relates to the proxy statement (the “Proxy Statement”) of Virtual Piggy, Inc. (the “Company”), dated October 8, 2013, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2013 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules as set forth in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission and being made available to stockholders on or about October 18, 2013.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Supplemental Disclosure Concerning Proposal No. 2
As described in the Proxy Statement, equity-based compensation is an important component of our compensation plan. The Compensation Committee of the Board of Directors believes that our capacity to grant equity-based compensation is in the best interests of the Company so that the Company can continue to attract and retain the services of those persons essential to the Company’s growth and financial success. As such, the Board recommends stockholder approval of the 2013 Equity Incentive Plan (the “Incentive Plan”), the details of which can be found in the Proxy Statement.
The issuance of additional shares of the Company’s common stock, whether under the Incentive Plan or otherwise, will have the effect of diluting the voting power and ownership of existing stockholders. Total potential dilution (as a percentage of basic shares of Company common stock outstanding) associated with the 5,000,000 shares of Company common stock authorized under the Incentive Plan is approximately 4.5%.
The Company is in the development stage and does not have an extensive history of normalized equity grant practices. While the Company does not have a specific plan for the use of the current or proposed shares available for grants under the Incentive Plan, the Compensation Committee in its discretion, and consistent with the Company’s overall compensation program as described in the Proxy Statement, from time to time makes awards to executives, employees, consultants, and directors.

The following table describes grants made to date pursuant to the Incentive Plan to the indicated individuals or groups:
NEW PLAN BENEFITS
2013 Equity Incentive Plan

Name and Position	Dollar Value(1)	Number of Shares
Jo Webber President and CEO	$—	—
Ernest Cimadamore Secretary (formerly President and CEO)	$—	—
Pradeep Ittycheria Chief Technology Officer	$—	—
Tom Keefer Executive Vice President Global Sales	$—	—
All Executive Officers as a Group	$112,421	350,000
All Non-Executive Directors as a Group	$525,980	1,050,000
All Employees other than Executive Officers & Directors as a Group	$250,453	822,500

(1)
  Dollar value reflects grant date fair value calculated in accordance with FASB Accounting Standards Codification 718 “Compensation — Stock Compensation.”
The amount and timing for future grants is not currently known. The average rate at which shares were granted to both employees and consultants under equity incentive plans over the past three calendar years as a percentage of average shares outstanding in those same years was 6.9%. Historically, when the Company had lower cash resources, it used stock options instead of cash to attract consultants to help develop the business. Over the last 18 months, the Company has converted principally all of its consultants to become employees, or has terminated such consultants, and employees are paid on a salaried basis along with stock option equity awards. Accordingly, the Company expects to use fewer stock option awards going forward for consultants. Without taking consultants into effect over the last three calendar years, the average rate at which shares were granted to employees only under equity incentive plans as a percentage of average shares outstanding in those same years drops from 6.9% to 4.9%.
On that basis, the total number of shares available for grant under the Incentive Plan would meet the Company’s needs for approximately 1 year. However, since the Company has been in a stage of rapid growth in the number of employees and is in the development stage, the Company does not believe that historical option burn rates are a meaningful measure of future grant levels. In considering the number of shares to authorize for the 2013 Equity Incentive Plan, the Board considered the facts above and the historical burn rate. Additionally, the Company reviewed its hiring plan for 2014 and calculated the expected level of stock option grants for new employees using the Company’s expected average stock option grant for each level of personnel to be hired. Based on those factors, it estimates that a 5,000,000 share pool should be sufficient to fulfill the Company’s requirements for at least the next 12 months, and that such a pool would be reasonable for the near term. The Board will reevaluate the size of the pool in 2014 and intends to be and has been diligent in making sure equity awards are being issued on a conservative and mindful basis. Currently, the Board has no near-term plan to issue additional equity awards to executive officers of the Company.
As disclosed in the Proxy Statement, the Board unanimously adopted the Incentive Plan at its March 7, 2013 meeting. The Board considered the possible dilutive effect of the additional shares to be issued under the Incentive Plan, the benefits of continuing to attract and retain the services of those persons essential to the Company’s growth and financial success and the past grants of stock awards. The Board received information from management regarding the total number of shares available for grants as a percentage of the total number of shares outstanding for the Company. This information was considered by the Board in their determination that the amount of shares to be issued under the Incentive Plan was not excessive. No compensation consultants were retained in connection with the approval of the Incentive Plan.
During 2013, the Compensation Committee instituted a process for granting stock option awards to employees whereby a range analysis was developed for various levels of employees to match the value and experience of the employee to the size and value of the equity award. For any equity awards to be granted to executive officers, the Compensation Committee will analyze those grants on a one-off basis as they occur. All stock option grants are approved by the Compensation Committee of the Board.
During 2013, the Company instituted a formal board compensation policy for independent directors. The policy for a new director calls for a grant of 250,000 stock options to vest over a 3 year period. The Board anticipates annual stock option grants for existing directors in the 50,000 share range per director.
The 2013 Equity Incentive Plan allows for the Board to issue, in addition to stock options, restricted stock, restricted stock units, dividend equivalents, and other stock based awards. The Board believes it is important to have various stock incentive instruments available to it. However, at the current time, the Board does not have plans or intentions to issue equity awards other than stock options, in accordance with the criteria previously discussed.
In light of the factors described above, and the additional information regarding the Incentive Plan contained in the Proxy Statement, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.